AMENDMENT TO LOAN AGREEMENT


This amendment is entered into this 23rd day of March 2001 and is effective as of December 31, 2000, by and between American AgCredit, FLCA successor in interest to Pacific
Coast Farm Credit Services, FLCA successor in interest to
Pacific Coast Farm Credit Services, ACA ("FLCA") and
American AgCredit, PCA successor in interest to Pacific
Coast Farm Credit Services, PCA successor in interest to
Pacific Coast Farm Credit Services, ACA ("PCA") and MAUI
LAND & PINEAPPLE COMPANY, INC., a Hawaii Corporation
("Borrower"). As used herein, all capitalized terms not otherwise defined herein shall have the meanings as set forth in the Loan Agreement dated April 18,1997 and the Term Loan Agreement dated June 1, 1999 as those terms are hereinbelow defined.

                          RECITALS

A. Borrower and PCA entered into a loan agreement dated
   April 18, 1997 ("Equipment Loan Agreement") whereby PCA made available to Borrower a Revolving Line of Credit and Term Loan ("Loan") pursuant to the terms and conditions set forth in the Equipment Loan Agreement and evidenced by a promissory note ("Note") dated April 18, 1997 in the face amount of Five Million Dollars ($5,000,000.00). Said Agreement was amended on October 5, 1998, February 16, 2000 and May 16, 2000.

B. Borrower and FLCA, entered into a Term Loan Agreement dated June 1, 1999 ("Term Loan Agreement") which Term Loan
   Agreement was amended on February 16, 2000 and May 16, 2000.

C. Both the Equipment Loan Agreement and the Term Loan Agreement contain covenants requiring that the Debt Coverage Ratio not be less than certain ratios for each fiscal year. This covenant is found in Section 12 (i) (3) of the Term Loan Agreement and Section 14 j (3) of the Equipment Loan Agreement. Borrower has requested that the PCA and the FLCA amend their loan documents to change the Debt Coverage Ratio requirement for the year 2000. Both the PCA and the FLCA are willing to make the requested changes.

ACCORDINGLY THE PARTIES AGREE AS FOLLOWS:

1. The above recitals are acknowledged as true and correct.

2. PCA hereby amends Section 14 j (3) of the Equipment Loan
   Agreement, as amended, as follows:

   (a) After the phrase ".continuing through the Tranche B
       Maturity Date " add the following "except for Fiscal Year
       2000".

   (b) Insert the following: "For Fiscal Year 2000 only, the
       Borrower shall not permit the Consolidated Debt Coverage
       Ratio to be less than 0.60:1.00".

3. The  FLCA hereby amends Section 12 (i) (3) of the Term
   Loan Agreement as follows:

   (a) After the phrase ".continuing for each Fiscal Year thereafter." add the following "except for Fiscal Year
       2000".

   (b) Insert the following: "For Fiscal Year 2000 only, the
       Borrower shall not permit the Consolidated Debt Coverage
       Ratio to be less than 0.60:1.00".

4. The Borrower represents and warrants that, after giving effect to this Amendment, it is in compliance with the terms and conditions of the Term Loan Agreement and Equipment Loan
   Agreement.

5. The Amendments set forth herein shall be binding when this Amendment to Loan Agreement has been signed and returned to the PCA and the FLCA.

6. Except as expressly modified by this Amendment to Loan
   Agreement, all terms and conditions of the Loan Agreements, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF the parties have signed this on the date first above written.

BORROWER:

MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii Corporation

By: /S/PAUL J MEYER
Title: Executive Vice President/Finance


By: /S/GARY L GIFFORD
Title: President


American AgCredit FLCA and
American AgCredit, PCA

By: /S/SEAN O'DAY
Title: Regional Vice President